SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated December 29, 2020 between Ángel Miguel Ramírez, an individual with ID No. 79.450.073 (“Ángel”), Roberto Barreto, an individual with ID No. 19.480.203 (“Roberto”), Sandra Milena Barreto Garzón, an individual with ID No. 1.022.344.275 (“Sandra”, and together with Ángel and Roberto, the “Vendors”) and Flora Growth Corporation (the “Purchaser”), a corporation existing pursuant to the laws of the Province of Ontario and domiciled at 65 Queen Street West, Suite 900, Toronto, Ontario, Canada M5H 2M5.
RECITALS
(a)	Ángel is the registered and beneficial owner of 20,228 ordinary shares of Breeze Laboratory S.A.S., a company existing pursuant to the laws of the Republic of Colombia (the “Company”);
(b)	Sandra is the registered and beneficial owner of 20,228 ordinary shares of the Company;
(c)	Roberto is the registered and beneficial owner of 11,544 ordinary shares of the Company; and
(d)
The Vendors wish to sell and the Purchaser wishes to purchase an aggregate of 46,800 ordinary shares of the Company, representing 90% of the issued and outstanding equity of the Company on a fully diluted basis, upon the terms and conditions contained in this Agreement.

In consideration of the above and for other good and valuable consideration, the parties agree as follows.
1.	Purchase and Sale.
The Vendors hereby sell, assign and transfer to the Purchaser and the Purchaser hereby purchases from the Vendors an aggregate of 46,800 ordinary shares of the Company, representing 90% of the issued and outstanding equity of the Company on a fully diluted basis (the “Purchased Shares”), as follows:
Vendor	Company Shares
Ángel	18,205
Sandra	18,205
Roberto	10,390
Total	46,800

Section 2Purchase Price.
(a)	The consideration payable by the Purchaser to the Vendors for the Purchased Shares shall be as follows:
(i)
USD$206,200 of which is satisfied by the Purchaser discharging USD$58,900 payable owed by the Vendors to the Company, with the remainder, USD$147,300, being payable to the Vendors in the percentages set out in Schedule “A” upon transfer of the Purchased Shares to the Purchaser, free and clear of any encumbrances.

(b)
In the event that the Purchaser elects, in its sole discretion, to merge the Company and Grupo Farmacéutico Cronomed S.A.S. (“Cronomed”), the Purchaser shall issue that number of shares of the combined entity to the Vendors such that collectively the Vendors shall own a 5% equity interest in the combined entity; and

(c)
In the event that the Purchaser elects, in its sole discretion, (i) not to merge the Company and Cronomed, and (ii) to sell the Purchased Shares to a third party, at the Vendors’ sole option, the Purchaser agrees to (A) pay to the Vendors COP$700 million, (B) pay to the Vendors 5% of the proceeds from the sale of the Purchased Shares to the third party, or (C) transfer 10% of the Purchased Shares to the Vendors, and the Purchaser agrees to provide the Vendors 8 business days’ notice of any such decision, following which the Vendors shall have 8 days to advise the Purchaser in writing of their collective choice, in each case, such cash shall be paid to the Vendors in the percentages and to the accounts set out in Schedule “A”.
Section 3 Post-closing Covenants.
Forthwith following completion of the transfer of the Purchased Shares to the Purchaser (the “Closing”):
(a)	the Purchaser and Vendors shall enter into a unanimous shareholders’ agreement on customary terms providing for, among other things:
(i)
that the Company’s board shall be comprised of five directors, one of which shall be nominated by the Vendors (collectively), but only for so long as the Vendors collectively maintain at least a 10% equity interest in the Company;

(ii)	restrictions on transfer of the Company’s shares;
(iii)	pre-emptive rights as between the Vendors;
(iv)	tag-along and drag-along rights to the benefit of each of the parties hereto;

(v)	rights entitling the Vendors to participate pro rata in future share issuances of the Company in order to maintain their respective holdings in the Company; and
(vi)	shotgun rights as between the parties hereto, pursuant to which the shares of a shareholder of the Company may be involuntarily acquired by one or more of the other shareholders; and
(b)	the Purchaser shall cause the Company to:
(i)
engage Sandra as scientific director for a monthly payment of COP$9 million, plus statutory benefits, for no fewer than 3 years following Closing, provided that the Purchaser may terminate such engagement unilaterally if Sandra materially breaches the terms of the engagement agreement to be entered into by the Purchaser and Sandra; and

(ii)
engage Ángel as commercial director for a monthly payment of COP$9 million, plus statutory benefits, for no fewer than 3 years following Closing, provided that the Purchaser may terminate such engagement unilaterally if Ángel materially breaches the terms of the engagement agreement to be entered into by the Purchaser and Ángel.

Section 4 Vendors’ Representations and Warranties.
Each Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares:
(a)	Corporate Authority. The transfer of the Purchased Shares to the Purchaser has been authorized by all necessary corporate action on the part of the Company;
(b)	Organization and Good Standing. The Company is a company established and validly existing under the laws of the Republic of Colombia;
(c)
Qualification to do Business.  The Company is duly qualified to carry on business and produce or market its products and services and is in possession of all permits, authorizations, approvals, licenses, records and consents required in all jurisdictions in which the nature of its business activities make necessary, and all such products and services comply with all technical, health, environmental or any other regulations that may apply;

(d)	No Violation or Breach. The execution and delivery of and performance by the Vendor of this Agreement:
(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Vendor is a party; and

(ii)	will not result in the violation of any law.
(e)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor enforceable against him or her in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(f)
Corporate Records. The corporate records of the Company have been delivered to the Purchaser and are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the constating documents of the Company, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate minutes of all meetings of the directors (and any committee thereof) and shareholders of the Company; (ii) such minute books contain all written resolutions passed by the directors (and any committee thereof) and shareholders of the Company; (iii) the share certificate books, if any, the central securities register and register of transfers, and branch registers, of the Company are complete and accurate, and all transfers of shares of the Company reflected therein have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Company were duly elected or appointed as the case may be;

(g)
Authorized and Issued Capital.  The authorized capital of the Company consists of 52,000 ordinary shares of which, at this date, 52,000 ordinary shares (and no more) have been issued and are outstanding as fully paid. All of the Purchased Shares have been issued in compliance with all applicable laws including, without limitation, applicable securities laws. Except as disclosed in this paragraph (g), there are no securities, options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever to which the Company or any of its subsidiaries is a party or by which any of the Company or its subsidiaries may be bound, obligating or which may obligate the Company or any of its subsidiaries to issue, grant, deliver, extend, or enter into any such security, option, warrant, stock appreciation right, restricted stock unit, conversion privilege or other right, agreement, arrangement or commitment and no dividend or distribution of any kind is or has been declared, paid or made by the Company on any of the Purchased Shares for the benefit of any Vendor;

(h)
No Other Agreements to Purchase.  Except for the Purchaser's right under this Agreement, no person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre‑emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Purchased Shares;

(i)
Title to Purchased Shares.  The Purchased Shares are owned by the Vendor as the registered and beneficial owner with a good title, free and clear of all liens, charges, pledges, security interests and other encumbrances other than those restrictions on transfer, if any, contained in the articles of the Company.  Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear of all liens, charges, pledges, security interests and other encumbrances other than (i) those restrictions on transfer, if any, contained in the articles of the Company, and (ii) liens granted by the Purchaser;

(j)
No Action.  The Vendor is not aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, commission, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by this Agreement;

(k)
Financial Statements. The Company’s financial statements as at and for the fiscal year ended December 31, 2019 (including the notes thereto) (the "Financial Statements") have been made available to the Purchaser, were prepared in accordance with GAAP acceptable in Colombia, applying IFRS standards, and were consistently applied and present fairly, in all material respects, the financial position, financial performance and cash flows of the Company for the dates and periods indicated therein and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of the Company, and do not contain any false or incorrect statement or omit material information that must be disclosed in accordance with applicable law. There has been no material change in the Company’s accounting policies since December 31, 2019;

(l)
Absence of Undisclosed Liabilities. The Company has no outstanding indebtedness, liability or obligation, whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person;

(m)
Receivables. The Company’s accounts receivables and credits (i) are free and clear of any encumbrance, (ii) are accurately reflected in the Financial Statements, (iii) are and will remain following Closing valid, enforceable and collectible in full, except to the extent that the Company has established the appropriate provisions or accounting reserves in the Financial Statements, and (iv) are a product of the ordinary course of the Company’s business, provided that a Vendor shall not be liable for non-payment of any such receivable following Closing unless non-payment results from an act or omission of that Vendor;

(n)
Books and Records. The financial books, records and accounts of the Company and its subsidiaries (the “Books and Records”): (i) have been delivered to the Purchaser, (ii) have been maintained in accordance with applicable laws and GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Company and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements;

(o)
Inventory. The inventory registered in the Books and Records is duly owned by the Company free and clear of any encumbrances and is in a condition to be used or sold in the ordinary course of the Company’s business, subject to reasonable wear and tear;

(p)
Bank Accounts. A list of all of the Company’s bank accounts, including details of their locations, bank names, account numbers, balances and names of all authorized signatories or those who have access, has been made available to the Purchaser;

(q)
Contracts. True and complete copies of all material contracts (“Material Contracts”) to which the Company is a party and that are currently in force have been made available to the Purchaser. All Material Contracts are valid and binding obligations of the Company enforceable in accordance with their respective terms, and the Company or one of its subsidiaries is entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company or its applicable subsidiaries has not waived any rights under a Material Contract and no material default or breach exists in respect thereof on the part of the Company or its applicable subsidiaries, or to the knowledge of the Vendors, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contract; provided, however, that the Vendors shall not be liable for a breach of this paragraph (q) after Closing unless the breach is due to an event that occurred prior to Closing; and

(r)	Client List. A true and complete list of all of the Company’s clients and suppliers, including all commercial terms agreed with such clients and suppliers, has been made available to the Purchaser.
Section 5 As Is, Where Is.
The Purchaser expressly acknowledges that the Purchaser hereby agrees to purchase the Purchased Shares on an “as is, where is” basis, and the Vendors make no further or other representations, warranties or assurances, expressed or implied, concerning the Purchased Shares, the Company or their respective businesses, prospects, employees, customers, operations or liabilities.

Section 6 Purchaser's Representations and Warranties.
The Purchaser represents and warrants as follows to the Vendors at the date of this Agreement and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:
(a)
Incorporation and Qualification.  The Purchaser is a corporation incorporated and existing under the laws of the Province of Ontario. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement;

(b)	Corporate Authority. The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser;
(c)	No Violation or Breach. The execution and delivery of and performance by the Purchaser of this Agreement:
(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Purchaser’s constating documents or by-laws;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Purchaser is a party; and

(iii)	will not result in the violation of any law;
(d)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; and

(e)	Investment Canada Act. The Purchaser is not a non‑Canadian within the meaning of the Investment Canada Act (Canada).

Section 7 Deliveries.
(1)
Deliveries to the Purchaser.  Upon execution of this Agreement, the Vendors shall deliver to the Purchaser actual possession of the share certificates representing the Purchased Shares, duly endorsed in favor of the Purchaser.

(2)	Receipt by Purchaser. By executing this Agreement, the Purchaser acknowledges receipt of the Purchased Shares.
(3)	Deliveries to the Vendors. Upon execution of this Agreement, the Purchaser shall deliver to the Vendors evidence of payment in full of the purchase price.
(4)
Receipt by Vendors.  By executing this Agreement, the Vendors acknowledge receipt of the document delivered pursuant to Section 7(3) and acknowledge that the cash purchase price for the Purchased Shares, being USD$206,000, has been paid in full.

Section 8 Enurement.
This Agreement becomes effective when executed by the Vendors and the Purchaser.  After that time, it will be binding upon and enure to the benefit of the parties and their respective successors heirs, executors, administrators, legal representatives and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement, including any right to payment, may be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party.
Section 9 Entire Agreement.
This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such transactions.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
Section 10 Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the party to be bound by the waiver.  A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.   A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right it may have.

Section 11 Further Assurances.
Each of the parties covenants and agrees to do such things, to attend such meetings, to deliver or to execute such further documents, information and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.
Section 12 Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 13 Non-Disclosure.
From the date hereof for a period of two years, the parties hereto will keep confidential and refrain from using all information obtained by it in connection with the transactions contemplated by this Agreement relating to any other party hereto, provided however that such obligation shall not apply to any information which was in the public domain at the time of its disclosure to a party or which subsequently comes into the public domain other than as a result of a breach of such party’s obligations under this Section 13.  For greater certainty, nothing contained herein shall prevent any disclosure of information which may be required pursuant to applicable laws or pursuant to an order in judicial or administrative proceedings or any other order made by any governmental authority. In addition, except with the prior written consent of the Purchaser, each of the Vendors and their respective employees, agents, consultants, advisors and other representatives will hold all information received from the Purchaser and Company in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law.
Section 14 Non-Solicit/Non-Compete.
Each of the Vendors agrees that, other than as consented to in writing by the Purchaser, he or she shall not (A) carry out acts or operations that (i) solicits or attempts to entice away, hires or engages any person who is at any time employed or engaged to perform services by the Purchaser or the Company (or their subsidiaries), or (ii) competes directly, seeks to compete, or adversely interferes with Purchaser or the Company (or their subsidiaries’) business activities, or (B) participate, personally, professionally, or by way of an interest in any entity, in the cultivation, manufacturing, marketing, or import or export of psychoactive or non-psychoactive cannabis (including hemp) or any of its derivatives.
Section 15 Non-Disparagement.
The Vendors agree not to criticize, denigrate, disparage or speak negatively, whether personally or through any employee, agent, consultant, advisor and other representative, about the Purchaser or the Company (or any of their subsidiaries), their brands or products, or their directors, officers, employees, accountants, counsel or other agents and representatives, (i) publicly, (ii) in writing, or (iii) to any media outlet, television station or program, radio station or program, newspaper, magazine, website, editor, reporter, journalist, photo-journalist, interviewer, author, columnist, blogger, writer, or current or former employee.

Section 16 Disputes.
All disputes, claims or controversies arising from this Agreement or related to it shall be determined by arbitration tribunal presented before the Center for Arbitration and Conciliation of the Chamber of Commerce of Colombia, which will be subject to its regulations and the procedure contemplated therein.
Section 17 Governing Law.
This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to conflict of law principles).
Section 18Counterparts.
This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument.  Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.
[signature page follows]

The parties have executed this Share Purchase Agreement as of the day, month and year first written above.

/s/Ángel Miguel Ramírez
Ángel Miguel Ramírez
/s/Sandra Milena Barreto Garzón
Sandra Milena Barreto Garzón

/s/Roberto Barreto
Roberto Barreto

FLORA GROWTH CORPORATION

By:/s/Luis Merchan
Name: Luis Merchan
Title: CEO

SCHEDULE “A”
CONSIDERATION ALLOCATION TABLE
Vendor	%age of Consideration	Account Details
Sandra	38.9%	Bank: Banco Caja Account No.: Name: Breeze Laboratory S.A.S. ID: 900495012-7
Ángel	38.9%	Bank: Banco Caja Account No.: Name: Breeze Laboratory S.A.S. ID: 900495012-7
Roberto	22.2%	Bank: Banco Caja Account No.: Name: Breeze Laboratory S.A.S. ID: 900495012-7